CONTRACT FOR PURCHASE


1. TO:  GALENA STATE BANK AND TRUST CO., an I1linois Banking
Corp. of 216 S. Commerce St., Galena, IL 61036, hereinafter referred to as "Seller".

2. CHARLES SCHNEPF and DANIEL O'KEEFE of 125 South Main Street, Galena,Illinois 61036, hereinafter referred to as "Buyers", offers to purchase the following described real estate situated in the City of Galena, Jo Daviess County, Illinois, commonly known as 400 South Main Street, Galena, Illinois, and further described as follows:

Lots Numbered Five (5), Six (6), the North Twenty-two (22) feet of Lot Number Nine (9) and the North Fourteen and Seven-twelfths (14 7/12) feet of the South Twenty-four and Six-Twelfths (24 6/12) feet of Lot Number Eight (8) all in Block B on the West side of the Galena River, in the City of Galena, Jo Daviess County, Illinois. ALSO, the South Twenty-seven (27) feet of Lot Number Nine (9) in Block B extending from Water Street to the rear of said Lot Nine (9) and the North Twenty-four and Six-Twelfths (24 6/12) feet of Lot Number Eight in Block B extending from Water Street to the rear of said Lot Eight (8) and on the West side of the Galena River, in the City of Galena, situated in the County of Jo Daviess, in the State of Illinois. EXCEPT that part of Lot 5 in Block B on the West side of the Galena River, in the City of Galena, Jo Daviess County, Illinois, bounded by a line described as follows: Commencing at the Northwest corner of said Block B; thence South 12 degrees 07 minutes 05 seconds West 35.77' along the West line of said Block B to the point of beginning, thence South 76 degrees 25 minutes 28 seconds East 58.52' along the North line of a four story brick building, thence South 12 degrees 04 minutes 58 seconds West 20.21' along the East line of a four story brick building, thence South 12 degrees 35 minutes 45 seconds West 25.95' along the East line of a four story brick building to a point on the South line of said Lot 5; thence North 76 degrees 38 minutes 48 seconds West 58.32' along the South line of said Lot 5 to the Southwest corner of said Lot 5; thence North 12 degrees 07 minutes 05 seconds East 46.40' along the West line of said Lot 5 to the point of beginning. Subject to easement recorded in the Jo Daviess County, Illinois Recorder's Office as Document No. 234205.

3. And to pay you for the premises the sum of $262,275.00, in the manner following: $10,000.00 upon the signing of this Contract the same to be refunded to Buyer if this offer is not accepted. The earnest money deposit of $10,000.00 shall be held in an interest bearing amount with interest credited to Buyers at closing. The balance of $252,275.00 shall be paid in cash at the time of closing coincident with the delivery of Deed. The closing shall be conducted by a representative of Attorneys' Title Guaranty Fund, Inc., through an Escrow Exchange Agreement No.96026S, at the office of Vincent & Roth, P.C., 122 1/2 N. Main Street, Galena, Illinois 61036.

4.  THIS CONTRACT IS CONTINGENT UPON THE ABILITY OF SELLERS TO
QUALIFY THIS TRANSACTION AS AN EXCHANGE PURSUANT TO IRS RULES AND
REGULATIONS.

THIS CONTRACT IS ALSO CONTINGENT UPON THE ABILITY OF BUYER TO
RECEIVE FROM SELLERS WITHIN ONE MONTH OF THE ACCEPTANCE OF THE
CONTRACT, THE FOLLOWING:

      1) List of personal property located on the premises to be transferred to Buyer;

   2) Evidence that the premises are presently zoned general business.

   3) Inspection of premises within seven days by Buyers.

5.  IF ANY CONTINGENCY IN PARAGRAPH 4 CANNOT BE CARRIED OUT, THIS
CONTRACT SHALL BECOME VOID AND BUYER AND SELLER SHALL SIGN AN
AGREEMENT TERMINATING THE CONTRACT FOR PURCHASE AND RELEASING THE
EARNEST MONEY DEPOSIT TO BUYER.

6. Seller agrees to pay a real estate commission in the amount of $6,725.00.

7. The time of closing shall be on or before June 15, 1996, and Seller shall deliver possession at time of closing, and all documents relative to the transaction shall be signed and delivered.

8. Parties agree that Seller shall lease the improvements on the premises being conveyed herein until its new bank building is constructed and ready for possession or until January 1, 1997, whichever shall first occur. During said time, Seller shall pay all utility costs involved in operating this bank facility on said premises, pay all real estate taxes assessed against said premises, pay for the cost of building insurance in the minimum amount of $260,000.00 and liability insurance insuring the interests of both Seller and Buyers and pay all repair costs to the premises. Seller shall also pay rent for said period of time based upon a formula yielding 8.00% of the net purchase price of the premises, computed on a 365 day basis. (Example:
$262,275.00 less commission of $6,725.00 = $255,550 x 8% =
$20,444/365 - $56.0ll per day)

9. Seller warrant that it sells all fixtures attached to the premises and that there are no rented fixtures or equipment.

10. Buyers agree that the real estate being conveyed herein may not be used as a bank building, a savings & loan office or a financial institution that would compete with Galena State Bank &
Trust Co., until after June 1, 2006.

11. Except as otherwise stated in this Contract, Seller warrants that all mechanical equipment, heating and air conditioning equipment, water softener, water heater, plumbing and electrical systems are in normal operating condition as of date of possession.

12. All prorations, including rents, general taxes, utilities and fuel oil shall be made as of closing with tax prorations based upon latest available information. Tax prorations shall be made on a 365 day basis if the tax proration used at closing differs from the tax proration using the actual tax bill by more than $25.00, the parties agree to adjust the difference when the tax bill is issued.

13. Risk of loss from all causes except fault of Buyer shall remain upon Seller until transfer of title or possession. Seller shall keep improvements on the premises insured to their full insurable value with respect at least to those hazards covered by the usual fire and extended coverage insurance. If, while risk of loss remains on Seller, the property is damaged, except through fault of Buyer, in an amount less than 25% of the purchase price, Seller shall restore the same forthwith and the parties shall remain bound to perform this Contract. In all other respects the Illinois Uniform Vendor and Purchaser Risk Act applies. Damage in an amount equal to 25% or more of the purchase price is "material". (If damage is material the Act entitles the Buyer to recover any portion of the purchase price paid.)

14. Conveyance of the property shall be by stamped Corporate Warranty Deed releasing homestead, or such other appropriate deed as may be required by this Contract. Said conveyance shall be subject only to the following: All taxes and special assessments levied or confirmed after the date of closing; building and building line, use and occupancy restrictions, conditions and covenants of record, provided the same are not violated by the existing improvements or the present use thereof and do not contain a reverter or right of re-entry; zoning laws and ordinances of which there are no violations; easements for the use of public utilities, if any, roads and highways, drainage ditches, feeders and laterals, if any, existing leases and tenancies and any mortgage or agreement for deed to be assumed pursuant to this Contract.

15. Seller shall, at seller's expense, before closing, furnish a current title insurance commitment in the amount of the purchase price, and a final policy thereafter or mutually acceptable
evidence of title.   Liens or encumbrances with a total balance
due of an amount not more than the balance due at the time of closing under this Contract shall not constitute material defects if said liens or encumbrances are paid and released at the time of closing.

l6. If Seller cannot deliver merchantable title to Buyer at closing, subject only to the permitted exceptions, this Contract, at Buyers option shall be void and earnest money shall be returned to Buyer or Buyer may elect to close and deduct from the purchase price a definite and ascertainable amount required to satisfy and release any non-permitted exceptions, and in such case, Seller shall convey the premises to Buyer.

17. Should the Buyer fail to perform this contract at the time and in the manner herein specified, the earnest money shall, at the option of the Seller, be forfeited by Buyer as liquidated damages, and this Contract shall become null and void, and the Seller shall then have right to possession of the premises. Time is of the essence of this Contract, and of all of the terms and conditions hereof. In the event the Seller does not elect to accept forfeiture of the earnest money, Seller shall be entitled to exercise all other remedies available to Seller under Illinois law.

18. In the event of legal action to construe or enforce the provisions of this Contract, the prevailing party shall be entitled to collect his reasonable attorney's fees court costs and related expenses from the losing party and the court having jurisdiction of the dispute shall be authorized to determine the amount of such fees, costs and expenses and enter judgment therefor.

19. Should Buyer fail to perform this contract promptly on his part at the time and in the manner specified, and Seller exercises the options of forfeiture contained hereinabove, the total earnest money deposit shall be retained by the Seller as liquidated damages.

20. Seller shall not be required to furnish a survey.
                                                                            m
21. All refuse and Personal Property which is not being conveyed to Buyer shall be removed from the Rea1 Estate at Seller's expense before the date of possession, unless otherwise agreed upon. Seller shall surrender possession of the premises in a broom-clean condition.

22. Buyer shall have the right to inspect the premises within 48 hours prior to closing to determine that the premises are in the same condition as date of acceptance of Contract; ordinary wear and tear excepted.

23. Neither Seller nor any authorized agent or representative of Seller has received, prior to the date of seller's execution of this Contract, any notice from any governmental body describing or relating to any alleged violation at the premises of any applicable zoning, building, dwelling, fire, electrical, health and safety, environmental protection or similar laws, statutes, ordinances, codes, rules or regulations which are uncured or uncorrected as of the date of Seller's execution of this Contract.

24. Parties agree to comply with the provisions of the Real
Estate Settlement Procedures Act of 1974 (RESPA).

25. Each party agrees to provide the information necessary to complete the portions of the Illinois Department of Revenue Real Estate Transfer Declaration that are applicable to him, and to execute such declaration pursuant to the Real Estate Transfer Act, 35 ILCS 305/3.

26. Buyer and Seller agree that signatures on faxed copies of the Contract for Purchase will be binding on both parties.
Buyer/Seller agrees to deliver an originally signed copy of this agreement to Listing broker and Selling broker within 10 days after receipt of faxed copy.

27. THIS DOCUMENT REPRESENTS THE ENTIRETY OF THE AGREEMENT
BETWEEN THE PARTIES AND SHALL BE BINDING UPON THE PARTIES, THEIR
HEIRS, SUCCESSORS AND ASSIGNS.

Dated this 04th day of December, 1995, at Galena, Illinois.


BUYERS                        SELLERS

                              GALENA STATE BANK & TRUST CO.

\s\ Charles Schnepf           BY: \s\ Jerry L. Murdock
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\s\ Daniel O'Keefe            Attest: \s\Libby Miller
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